EXHIBIT 2

                           AMENDED EXCHANGE AGREEMENT

         THIS EXCHANGE AGREEMENT (the "Agreement") is dated as of the 26Th day of June, 2000, by and between MICHAEL BRETTE, a California resident ("Brette"), and INTERNET STOCK MARKET RESOURCES, INC., a Delaware corporation ("ISMR").

                                   Background

         Brette owns beneficially and of record shares of capital stock in certain corporations.

         Brette desires to exchange such shares of capital stock in exchange for twenty-five million (25,000,000) shares of newly issued restricted common stock of ISMR ("ISMR Stock"), and ISMR is willing to issue such ISMR Stock in exchange for such shares of capital stock in the other corporations, on and subject to the terms and conditions set forth herein.

         On or about June 26, 2000, the parties closed on the exchange contemplated by this Agreement pursuant to a certain Exchange Agreement dated June 26, 2000 (the "Original Agreement").

         The parties desire to amend the Original Agreement and to amend the terms pursuant to which the original transaction was closed, all of which terms shall be effective as of the date of the original closing.

         Since the date of the original closing, ISMR has changed its corporate name to VentureNet, Inc. All references in this Agreement to ISMR shall mean and include VentureNet, Inc.

                               Terms of Agreement

         Now, therefore, in consideration of the mutual covenants and agreements contained herein, the parties hereby amend and restate the Original Agreement as follows:

         1. Exchange of Shares. Pursuant to the terms and conditions of this Agreement, ISMR hereby agrees to issue the ISMR Stock to Brette in exchange for shares of capital stock in other corporations ("Brette Exchange Stock"), and Brette hereby agrees to sell and transfer to ISMR the Brette Exchange Stock in exchange for the ISMR Stock (the "Exchange"). A schedule of the Brette Exchange Stock is attached hereto as Exhibit A.

         2. Identification of Exchange Stock and Valuation of ISMR Stock. Prior to the closing of the Exchange, Brette shall provide to ISMR a written list setting forth the names of the corporations in which he is transferring capital stock to ISMR pursuant to the Exchange, which list shall set forth the number of shares of stock in each such corporation and the value of such stock.


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Michael Brette-Internet Stock Market Resources, Inc.
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         3. Representations and Warranties of Brette. Brette represents and warrants to and covenants with ISMR, that:

                  (a) Brette has good, absolute and unencumbered title to all of the Brette Exchange Stock, and no person or persons other than ISMR has or will have any right to purchase or acquire any other interest whatsoever in the Brette Exchange Stock;

                  (b) Brette has the right, power, legal capacity, and authority to enter into and perform his obligations under this Agreement;

                  (c) there are no actions, suits, or proceedings against or affecting Brette or the Brette Exchange Stock, either pending or threatened, involving the validity or enforceability of this Agreement or the transaction contemplated thereby, or the legal right of Brette to sell any shares of the Brette Exchange Stock. Brette is not in default under any other material agreement or with respect to any order, writ, injunction, decree or demand of any court or any governmental authority which could adversely affect any of the Brette Exchange Stock or Brette's ability to sell the Brette Exchange Stock; and

                  (d) the execution and delivery of this Agreement does not violate any law, rule, or regulation, or any order, writ, judgment, injunction, bond, mortgage, lease, bank loan, instrument or other agreement to which Brette is a party or by which Brette or any shares of the Brette Exchange Stock may be bound or adversely affected.

                  (e) Brette is purchasing the shares ISMR Stock for Brette's own account and not for the interest of any other person. The shares of ISMR Stock are being purchased for investment only and not for the purpose of making a public offering or other distribution.

                  (f) Brette understands that ISMR will be under no obligation to register the ISMR Stock under the Securities Act of 1933, as amended (the "Act"), or any state securities law. Therefore, Brette understands that he will be required to hold the ISMR Stock and to bear the economic risk of such investment for an indefinite period of time.

                  (g) Brette represents the information contained in Exhibit A is true and correct as of the date hereof.

                  (h) Brette shall deliver to ISMR at the closing those original certificates in his possession along with duly endorsed stock powers. Those shares listed on Exhibit A that are not currently in Brette's possession must be delivered to ISMR along with duly endorsed stock powers not later than fourteen (14) days from the date of closing.

         The foregoing representations, warranties, and covenants shall be true and correct and be performed as of the Closing and shall survive the Closing such that, if subsequent to Closing any representation or warranty was not true as of the Closing or any covenant was not


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Michael Brette-Internet Stock Market Resources, Inc.
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performed as of the Closing, ISMR may recover from Brette any damages sustained by virtue of such representation, warranty, or covenant not being true or performed as of the Closing.

         4. Restricted Securities and Legend. Brette understands that the shares of ISMR Stock being purchased by Brette are not registered under the Securities Act of 1933, as amended (the "Act"), Delaware securities laws, or any other applicable securities law. Therefore, the shares of ISMR Stock are deemed to be restricted stock as such term is used in the rules and regulations promulgated under the Act and cannot be sold or otherwise transferred unless such sale or transfer is effectuated to an effective registration statement under the Act and all applicable state securities laws or pursuant to an exemption from registration. The Brette understands that ISMR will not permit a transfer of the shares of ISMR Stock unless such transfer is exempt from registration or a registration statement has become effective pertaining to such transfer. Brette agrees and understands that the stock certificates representing the shares of ISMR Stock shall contain a legend on the reverse side of the certificates in substantially the following form:

         THE SECURITIES REPRESENTED BY THIS STOCK CERTIFICATE ARE RESTRICTED SECURITIES AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION. THE COMPANY WILL REFUSE TO PERMIT A TRANSFER OF THIS STOCK UNLESS THE COMPANY HAS RECEIVED EVIDENCE SATISFACTORY TO COUNSEL FOR THE COMPANY THAT SUCH TRANSFER IS PURSUANT TO AN EFFECTIVE REGISTRATION OR EXEMPTION FROM REGISTRATION. THIS STOCK HAS NOT BEEN REGISTERED UNDER THE FLORIDA SECURITIES AND INVESTOR PROTECTION ACT OR THE SECURITIES ACT OF 1933, AS AMENDED.

         5. Investor Suitability. Brette hereby represents and warrants to ISMR that (i) he has adequate means for providing for his or her current needs and personal contingencies and has no need for liquidity in this investment, and
(ii) he has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investing in ISMR.

         6. Representation of ISMR. ISMR represents and warrants to Brette that ISMR has the full right and authority to enter into and perform its obligations under this Agreement. ISMR further represents and warrants to Brette that all of the ISMR Stock issued to Brette pursuant to this Agreement shall be fully paid and nonassessable upon issuance. The foregoing representations shall be true and correct and be performed as of the Closing and shall survive the Closing.

                  (a) ISMR represents that the purpose of this agreement is to qualify as a tax-free reorganization of Michael Brette's assets under Section 351 of the Internal Revenue Code of 1986, as amended.

                  (b) ISMR represents and certifies that it has 1,565,777 common shares outstanding at time of signing of this agreement.

                  (c) ISMR represents that as of the time of signing, that there is no pending litigation.


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Michael Brette-Internet Stock Market Resources, Inc.
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                  (d)      ISMR represents that as of the time of signing, that
                           there are no pending SEC or NASD actions.

                  (e) ISMR represents that all payroll, income, and corporate taxes are all current

                  (f) ISMR represents that there are not any material undisclosed liabilities Post 10Q dated February 29, 2000.

         7. Sale of Assets. At, or within sixty days from the Closing, ISMR shall sell the assets of its investor relations business to Internet Stock Market.com, Inc., a Florida corporation to be formed (including the company name, url, web site, customer contracts, customer list, etc.) for a mutually agreed upon price.

         8. Closing. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated herein (the "Closing") shall be held at such time and on such date as may be mutually agreed to by the parties hereto.

         9. Deliveries at Closing.

                  (a) Brette Stock Certificates. To effect the Exchange, Brette shall deliver to ISMR certificates evidencing all of the Brette Exchange Stock, free and clear of any encumbrances of any nature whatsoever, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, together with evidence of the payment of any applicable stock transfer taxes.

                  (b) Payment of Purchase Price. At the Closing, ISMR shall issue to Brette certificates evidencing the authorized but unissued shares of ISMR Stock being issued to Brette pursuant to this Agreement.

                  (c) Consents. The parties shall deliver all third party consents required for the Exchange as contemplated by this Agreement.

                  (d) Other Closing Transactions. At the Closing, each of the parties shall take such other actions required hereby to be performed by it prior to or on the Closing.

         10.      Post-Closing Covenants.

                  (a) Payment of Indebtedness. Brette shall cause ISMR to repay the outstanding loan payable of $564,965 to A.
                           N. Kyriakides within one hundred eighty (180) days after Closing; provided, however, that if ISMR completes any equity or debt financings before the maturity date of the note, ISMR shall pay twenty percent (20%) of all gross proceeds raised in any equity or debt offering(s) within ten (10) days from the closing of such offerings, toward payment of the note. Interest at the rate of 6% per annum will accrue on this loan payable from the date of Closing until


Amended Exchange Agreement
Michael Brette-Internet Stock Market Resources, Inc.
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                           paid in full. If the loan is not paid within the time
                           limit set forth above, then a default rate of interest of 9% per annum will apply from the default date until the loan has been paid in full. The loan will be evidenced by a promissory note in the form attached hereto as Exhibit B.

                  (b) Consulting Agreements. At the Closing, ISMR will enter into consulting agreements for one year commencing July 1, 2000, with A.N. Kyriakides and with C. Keith Byington. As consideration for their services, Mr. Kyriakides will receive 120,000 shares of common stock of VentureNet, Inc., while Mr. Byington will receive 72,000 shares of common stock of VentureNet, Inc. These shares shall be registered, free trading shares, and shall be delivered on January 1, 2001.

                  (c) Anti-Dilution. For a period of 24 months after the Closing, Brette shall take no action, nor shall he, as controlling shareholder, permit ISMR to take any action, which would dilute the value of the ISMR shares held by Kyriakides or Byington, whether by issuing more shares or any other action.

                  (d) Indemnification. Brette and ISMR shall indemnify and hold harmless Mr. A. N. Kyriakides and Mr. C. Keith Byington from and against any and all claims, costs, or judgments, including attorney's fees, arising out of this transaction and any matters of ISMR or its successors post-Closing.

                  (e) Change of Name. Promptly following the Closing, ISMR's corporate name will be changed to VentureNet, Inc.

                  (f) Trading Symbol. Promptly following the Closing, the trading symbol for ISMR will be promptly changed to "VNTN", or other symbol acceptable to Brette.

                  (g) Change of Control Issues. The parties acknowledge and agree that the Exchange is likely to result in a "change of control" of ISMR as defined under the Securities Exchange Act of 1934, as amended. Accordingly, promptly following the Closing, the parties shall cooperate to ensure that all appropriate documents are filed with the Securities and Exchange Commission, the NASD, and any applicable state securities commissions or departments as may be required by, and within the time limits set forth in, applicable federal and state securities laws or the applicable rules or all applicable regulatory agencies, including, without limitation, a Notice of Change of Control on Form 8-K, Schedule 13D and Form's 3 and 4, and a new application for trading to be submitted to the OTCBB, to reflect change of control issues.

         11. Costs and Expenses. Brette shall pay all of the costs and expenses, including attorneys' fees, incurred in the negotiation, preparation, execution, and delivery of this Agreement and any other documents related to the transaction contemplated hereby, and the Closing, not exceeding $5,000.


Amended Exchange Agreement
Michael Brette-Internet Stock Market Resources, Inc.
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         12. Election to Board. At the Closing, Brette will be elected to the
Board of Directors of ISMR and as Chairman and President. A. N. Kyriakides and other existing directors will resign.

         13. Press Releases. No press releases or other public announcements of the transactions contemplated by this Agreement shall be made with out the mutual agreement of the parties, until such time as the Asset Purchase of the investor relations business, referenced in paragraph 8 above, has been completed.

         15. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to its principles of conflict of laws. Any action brought to enforce or interpret this Agreement shall be brought only in the federal or state court having competent jurisdiction and sitting in Pinellas County, Florida.

         16. Attorneys' Fees. In the event of a dispute under this Agreement, the non-prevailing party shall pay all of the prevailing party's reasonable attorneys' fees and costs incurred in connection with any such action, including any appellate proceedings and post-judgment collection proceedings.

         17. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, and permitted assigns.

         18. Assignment. Neither this Agreement nor any right or obligation hereunder is assignable or transferable in whole or in part, by either party, without the prior written consent of the other party, and any such purported assignment without such consent shall be void ab initio.

         19. No Third Party Beneficiary. It is the intent of ISMR and Brette that this Agreement is solely for the benefit of the parties hereto; therefore, no person or persons other than ISMR and Brette shall have any rights whatsoever under this Agreement, either as third party beneficiaries or otherwise.

         20. Entire Agreement. This Agreement constitutes the full and complete understanding of the parties and supersede all prior agreements and understandings, oral or written, between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified except by a writing signed by the party to be charged by such modification. This provision itself may not be changed or altered orally, but only in a writing signed by the parties to this Agreement.

         21. Further Assurances. Brette and ISMR shall, from time to time, execute and deliver to each other such additional documents as reasonably may be deemed to be required or advisable to carry and effect the intent and purpose of this Agreement.


Amended Exchange Agreement
Michael Brette-Internet Stock Market Resources, Inc.
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The parties hereto have executed this Agreement as of the day and year first above written.

                                                 "Brette"

                                     /S/ MICHAEL BRETTE
                                  ------------------------------------------
                                  Michael Brette

                                                  "ISMR"

                                  Internet Stock Market Resources, Inc.

                                  By:  /S/ A.N. KYRIAKIDES
                                     ---------------------------------------
                                       A.N. Kyriakides, Chairman of the Board

Exhibit "A.1."
To the Exchange Agreement Between Michael Brette and ISMR
Date June ___, 2000

                                                    Shares of       Cost      Fair Market    Fair Market
Companies                             Symbol          Stock       Basis (1)    Price (2)     Valuation (3)
---------                             ------          -----       ---------    ---------     -------------
ATI Networks, Inc.                    ATW (4)      120,000.00   $   12,000.00  $    2.50    $    300,000.00
The Hydrogiene Corp.                  HICS (5)   2,000,000.00   $  750,000.00  $    0.84    $  1,680,000.00
Solutions Media, Inc.                 Private    1,256,000.00   $  200,000.00  $   22.00    $ 27,632,000.00
Gramerica Food Company Inc.           Private      500,000.00   $  100,000.00  $    7.00    $  3,500,000.00
Smartech Technologies, Inc.           Private       15,000.00   $         -    $    3.00    $     45,000.00
Shark Attack                          Private       10,000.00   $   75,000.00  $   10.00    $    100,000.00
Human Services Technologies, Inc.     Private       51,000.00   $  100,000.00  $    8.00    $  4,080,000.00

Totals                                                          $1,237,000.00               $ 37,337,000.00

(1) Subject to revision and verification
(2) Based upon Company information provided as of 6/13/2000
(3) Based upon Company information provided as of 6/13/2000
(4) Reflects the closing day price of the Company as of 6/13/2000
(5) Reflects the closing day price of the Company as of 6/13/2000


/S/ MB
---------------------------------------
Initialized: Michael Brette